Exhibit 2.8

EXECUTION

Dated July 2, 2020

NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.

as Issuer

and

DB TRUSTEES (HONG KONG) LIMITED

as Trustee

and

DEUTSCHE BANK AG, HONG KONG BRANCH

as Principal Paying Agent, Registrar and Transfer Agent

AGENCY AGREEMENT

relating to

U.S.$ 300,000,000 2.125 per cent. Bonds due 2025

1

Table of Contents

Contents		Page
1	Interpretation	1
2	Appointments	2
3	Issue of Bonds	2
4	The Trustee	3
5	Payment	3
6	Repayment	6
7	Early Redemption	6
8	Cancellation, Destruction, Records and Reporting Requirements	8
9	Replacement Certificates	9
10	Additional Duties of the Transfer Agents and Registrar	9
11	Information and Regulations Concerning the Bonds	10
12	Documents and Forms	10
13	Fees and Expenses	11
14	Indemnity	11
15	General	12
16	Changes in Agents	16
17	Communications	17
18	Modification	18
19	Governing Law and Jurisdiction	19
20	Termination	19
21	Counterparts	19

	Schedule 1 Regulations Concerning the Transfer and Registration of the Bonds	20
	Schedule 2 Form of Triggering Event Offer Exercise Notice	21

i

This Agreement is made on July 2, 2020 between:

1	NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC. (the “Issuer”);

2

DB TRUSTEES (HONG KONG) LIMITED, as the trustee (the “Trustee”), which expression shall include all persons for the time being the trustee or trustees of the Trust Deed referred to in Recital (B) below;

3

DEUTSCHE BANK AKTIENGESELLSCHAFT, HONG KONG BRANCH (incorporated in the Federal Republic of Germany & members’ liability is limited) whose specified office is at Level 52, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong, as principal paying agent (the “Principal Paying Agent”), registrar (the “Registrar”), transfer agent (the “Transfer Agent”), in each case which expressions shall include its permitted successors and assigns thereof in such capacities;

Whereas:

(A)	The Issuer proposes to issue U.S.$ 300,000,000 2.125 per cent. Bonds due 2025.

(B)	The Bonds will be constituted by a Trust Deed (the “Trust Deed”) dated July 2, 2020 between the Issuer and the Trustee.

(C)	This is the Agency Agreement defined in the Trust Deed.

1	Interpretation

1.1	Definitions

Terms defined in the Conditions and the Trust Deed have the same meanings in this Agreement except where otherwise defined in this Agreement.

1.2	Construction of Certain References

References to:

1.2.1	principal and interest shall be construed in accordance with Condition 8; and

1.2.2	costs, charges, remuneration or expenses include any withholding value added, turnover or similar tax charged in respect thereof.

1.3	Headings

Headings shall be ignored in construing this Agreement.

1.4	Contracts

References in this Agreement to this Agreement or any other document are to this Agreement or those documents as amended, supplemented or replaced from time to time and include any document which amends, supplements or replaces them.

1.5	Schedules

The Schedules are part of this Agreement and have effect accordingly.

1.6	Contracts (Rights of Third Parties) Act 1999

Except as otherwise provided for in the Trust Deed, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act and is without prejudice to the rights of the Bondholders as contemplated in the Conditions.

2	Appointments

2.1	Appointment of Agents

2.1.1

The Issuer or, for the purposes of Clause 4.1, the Trustee appoints the Agents as its agents in respect of the Bonds in accordance with the Conditions at their respective specified offices referred to in the Bonds. Except in Clause 17, references to the Agents are to them acting solely through such specified offices. Each Agent accepts its appointment as agent of the Issuer in relation to the Bonds and shall only perform the duties required of it by the Conditions and this Agreement. The obligations of the Agents are several and not joint.

2.1.2

Each Agent shall be obliged to perform only such duties as are expressly set out in this Agreement and the Conditions. No Agent shall be obliged to perform additional duties unless it shall have previously agreed in writing to perform such duties. If the Conditions are amended on or after the date hereof in a way that affects the duties expressed to be performed by such Agent, it shall not be obliged to perform such duties as so amended unless it has first approved the relevant amendment in writing. No Agent shall be under any obligation to take any action under this Agreement that it expects will result in any expense to or liability of such Agent, the payment of which is not, in its opinion and at its sole discretion, assured to it.

2.1.3

For the avoidance of doubt, none of the Agents will assume any obligation or responsibility towards or relationship of agency or trust for or with any of the owners or holders of the Bonds or any other third party to this Agreement.

3	Issue of Bonds

3.1	Issue of Certificates

Upon receipt by the Principal Paying Agent of the information enabling it, and instructions, to do so, the Principal Paying Agent shall notify the Registrar of all relevant information, whereupon the Registrar shall complete one or more Certificates in an aggregate principal amount equal to that of the Bonds to be issued, (unless the Principal Paying Agent is to do so in its capacity as, or as agent for, the Registrar) authenticate each Certificate (or cause its agent on its behalf to do so) and deliver them to the Principal Paying Agent not later than the time specified by the Principal Paying Agent (which shall be no earlier than one Business Day after receipt by the Registrar of such instructions).

3.2	Delivery of Certificates

Immediately before the issue of the Global Certificate, the Registrar (or its agent on its behalf) shall authenticate it. Upon written instructions from the Issuer, the Registrar shall deliver the Global Certificate to DB Nominees (Hong Kong) Limited as Common Depositary for Euroclear and Clearstream, or to such other depositary, or nominee for any depositary, for Euroclear and Clearstream as shall have been agreed, on a delivery against payment basis.

The Principal Paying Agent shall immediately notify the Registrar if for any reason a Certificate is not delivered in accordance with the Issuer’s instructions. Failing any such notification, the Registrar shall cause an appropriate entry to be made in the Register to reflect the issue of the Bonds to the person(s) whose name and address appears on each such Certificate on the Issue Date (if any).

3.3	Signing of Certificates

The Certificates shall be signed manually or in facsimile on behalf of the Issuer by a duly authorised signatory of the Issuer. Except in the case of any Global Certificate, the Issuer may, however, adopt and use the signature of any person who at the date of signing a Certificate is a duly authorized signatory of the Issuer even if, before the Certificate is issued, he ceases for whatever reason to hold such office. The Bonds in respect of which the Certificates are signed in such circumstances and duly authenticated by the Registrar or the Principal Paying Agent (acting in its capacity as, or as agent for, the Registrar) shall nevertheless represent valid and binding obligations of the Issuer.

3.4	Details of Certificates Delivered

As soon as practicable after delivering any Certificate, the Principal Paying Agent or the Registrar, as the case may be, shall supply to the Issuer and the other Agents all relevant details of the Certificates delivered, in such format as it shall from time to time agree with the Issuer.

3.5	Cancellation

If any Bond in respect of which information has been supplied under Clause 3.1 is not to be issued on the Issue Date, the Issuer shall as soon as practicable (and, in any event, prior to the Issue Date) notify the Registrar. Upon receipt of such notice, the Registrar shall not thereafter issue or release the relevant Certificate(s) but shall cancel and, unless otherwise instructed by the Issuer, destroy them and shall not make any entry in the Register in respect of them.

3.6	Outstanding Amount

The Principal Paying Agent shall, within five (5) Business Day upon written request from the Issuer signed by a director or the Trustee signed by its authorised signatory, inform such person in writing of the aggregate principal amount of the Bonds then outstanding at the time of such request.

3.7	Transfer of interests in the Global Certificate

Any transfer of an interest in the Bonds evidenced by the Global Certificate shall be effected in accordance with the rules and procedures of Euroclear, Clearstream and/or any relevant alternative clearing system, as applicable.

4	The Trustee

4.1	Agents to act for Trustee

The Agents shall, on notice in writing by the Trustee made at any time after an Event of Default has occurred and until notified in writing by the Trustee to the contrary, so far as permitted by applicable law or regulation:

4.1.1

act as agents of the Trustee under the Trust Deed and the Bonds on the terms of this Agreement (with consequential amendments as necessary and except that the Trustee’s liability under this Agreement for the indemnification, remuneration and payment of out-of-pocket expenses of the Agents will be limited to the amounts for the time being held by the Trustee in respect of the Bonds on the terms of the Trust Deed and available for such purposes) and thereafter to hold all Bonds and all moneys, documents and records held by them in respect of the Bonds to the order of the Trustee; or

4.1.2

deliver all Certificates and all moneys, documents and records held by them in respect of the Bonds to the Trustee or as the Trustee directs in such notice or subsequently (provided that such notice shall not be deemed to apply to any documents and records which the relevant Agent is obligated not to release by any applicable law or regulation).

4.2	Notices of change of the Trustee

The Issuer shall forthwith notify the Principal Paying Agent in writing of any change in the person or persons comprising the Trustee.

5	Payment

5.1	Payment to the Principal Paying Agent

5.1.1

(i)

The Issuer shall, by no later than 10:00 a.m. (Hong Kong time) on the Business Day immediately preceding each date on which any payment in respect of the Bonds becomes due (other than the Make Whole Amount payable under Condition 6(c)) (the “Relevant Amount”) have paid the Relevant Amount to the Principal Paying Agent; and

(ii)

The Issuer shall ensure that, no later than 10:00 a.m. (Hong Kong time) on the second Business Day immediately preceding the date on which any payment is to be made to the Principal Paying Agent pursuant to subclause 5.1.1(i), the bank effecting payment for it confirms by authenticated SWIFT message to the Principal Paying Agent the payment instructions relating to such payment.

5.1.2	In the event that the Issuer exercises its right to redeem the Bonds in accordance with the first paragraph under Condition 6(c):

(i)	On or before 10:00 a.m. (Hong Kong time) one Business Day immediately preceding such redemption date, the Issuer has paid the Make Whole Price in full to the Principal Paying Agent;

(ii)

If the Optional Redemption Price is not received in full by the Principal Paying Agent on or before one Business Day immediately preceding such redemption date, the Issuer’s exercise of its right to redeem the Bonds under Condition 6(c) and such Optional Redemption Notice shall be immediately and automatically cancelled forthwith and shall cease to have any further effect. Nothing herein shall prejudice the Issuer’s right to issue a new Optional Redemption Notice after such cancellation; and

(iii)

The Issuer shall ensure that, no later than 10:00 a.m. (Hong Kong time) on the second Business Day immediately preceding the date on which any payment is to be made to the Principal Paying Agent pursuant to subclause 5.1.2(i), the bank effecting payment for it confirms by authenticated SWIFT message to the Principal Paying Agent the payment instructions relating to such payment.

5.1.3

In this Clause 5.1, the date on which a payment in respect of the Bonds becomes due means the first date on which a holder of the Bonds could claim the relevant payment by transfer to an account under the Conditions.

5.2	Payment by Agents

If the Principal Paying Agent has received by the due date for any payment in respect of the Bonds the full amount so payable on such date in cleared and available funds, the Principal Paying Agent, subject to and in accordance with the Conditions, shall pay on behalf of the Issuer the relevant amounts due in respect of the Bonds on the due date therefor. However, unless and until the full amount of any payment due in respect of the Bonds has been received by the Principal Paying Agent, it will not be bound to make such payments. Nothing contained herein shall require a Paying Agent to make a payment unless and until such Paying Agent has received immediately available funds sufficient to make that payment with such determination of sufficiency to be at the Paying Agent’s sole discretion. Unless each other Paying Agent receives a notification from the Principal Paying Agent under Clause 5.3, and subject as provided in Clause 5.5, each such Paying Agent shall, subject to and in accordance with the Conditions, pay or cause to be paid on behalf of the Issuer on and after each due date therefor the amounts due in respect of the Bonds and shall be entitled to claim any amounts so paid from the Principal Paying Agent; provided that, unless and until the full amount of any payment due in respect of the Bonds has been received by the Principal Paying Agent from the Issuer, the Principal Paying Agent will not be bound to make such payments.

5.3	Notification of Non-payment

The Principal Paying Agent shall as soon as reasonably practicable notify by facsimile each of the other Paying Agents, the Issuer and the Trustee if it has not received the amount to be transferred to it pursuant to any irrevocable payment instruction referred to in Clause 5.1.1(i) or Clause 5.1.2(i), in each case by the time specified for its receipt, unless it is satisfied that it will receive the relevant amount.

5.4	Payment after Failure to Pre-advise or Late Payment

The Principal Paying Agent shall forthwith notify by facsimile each of the other Paying Agents, the Issuer and the Trustee if at any time following the giving of a notice by it under Clause 5.3, upon any payment provided for in Clause 5.1 is received by it, in any such case on or after its due date but otherwise in accordance with this Agreement or it is satisfied that it will receive such payment.

5.5	Suspension of Payment by Agents

Upon receipt of a notice from the Principal Paying Agent under Clause 5.3, each Paying Agent shall cease making payments in accordance with Clause 5.2 as soon as is reasonably practicable. Upon receipt of a notice from the Principal Paying Agent under Clause 5.4, each Paying Agent shall make, or shall recommence making, payments in accordance with Clause 5.2.

5.6	Reimbursements of Paying Agents

The Principal Paying Agent shall on demand promptly reimburse each Paying Agent for payments in respect of the Bonds properly made by it in accordance with the Conditions and this Agreement.

5.7	Method of Payment to Principal Paying Agent

All sums payable to the Principal Paying Agent hereunder shall be paid in U.S. Dollars and in immediately available, freely transferable, cleared funds to such account with such bank in Hong Kong as the Principal Paying Agent may from time to time notify to the Issuer and the Trustee.

5.8	Moneys held by Agents

Each Agent may deal with moneys paid to it by the Issuer, the Trustee or any other person under this Agreement in the same manner as other moneys paid to it as a banker by its customers except that (1) it may not exercise any lien, right of set-off or similar claim in respect of such moneys and (2) it shall not be liable to anyone for interest on any sums held by it under this Agreement. No monies held by any Agent need be segregated except as required by law.

None of the Agents shall have any obligation to invest or reinvest any of the funds deposited or received by any of them under this Agreement. Any money held by an Agent will not be subject to the United Kingdom’s Financial Conduct Authority’s Client Money Rules or any rule relating to client money of any relevant regulatory authorities pursuant to any Applicable Law.

5.9	Partial Payments

If on surrender of a Certificate only part of the amount payable in respect of it is paid (except as a result of a deduction of tax permitted by the Conditions), the Agent to whom it is presented shall procure that it is enfaced with a memorandum of the amount paid and the date of payment and shall return it to the person who surrendered it. Upon making payment of only part of the amount payable in respect of any Bond, the Registrar shall make a note of the details of such payment in the Register.

5.10	Interest

If the Principal Paying Agent pays out any amount due in respect of the Bonds in accordance with the Conditions or due in accordance with Clause 5.6 before receipt of the amount due under Clause 5.1, the Issuer shall on demand reimburse the Principal Paying Agent for the relevant amount and pay interest to the Principal Paying Agent on such amount that is outstanding from the date on which it is paid out to the date of reimbursement at the rate per annum equal to the aggregate of two per cent. per annum and the rate per annum specified by the Principal Paying Agent as reflecting its cost of funds for the time being in relation to the unpaid amount. Such interest shall be compounded daily.

5.11	Void Global Certificate

If any Bond represented by a Global Certificate becomes void in accordance with its terms after the occurrence of an Event of Default, the Principal Paying Agent shall as soon as reasonably practicable notify the other Agents, the Trustee and the Issuer and, after such notice has been given, no payment shall be made by them in respect of that Bond to the extent that the Global Certificate representing such Bond has become void.

6	Repayment

If claims in respect of any Bond become void or prescribed under the Conditions, the Principal Paying Agent shall refund at the written request of the Issuer by paying the same by credit transfer in U.S. Dollars to such account of the Issuer with such bank in Hong Kong as the Issuer has by notice to the Principal Paying Agent specified for the purpose the amount that would have been due on such Bond if it or the relevant Certificate had been surrendered for payment before such claims became void or prescribed. Subject to Clause 16, the Principal Paying Agent shall not be otherwise required or entitled to repay any sums received by it under this Agreement.

7	Early Redemption

7.1	Notice to Bondholders

The Principal Paying Agent shall, at the cost of the Issuer, publish any notice to Bondholders required in connection with any such redemption or exercise of an Issuer’s option as provided to it by the Issuer and shall at the same time also publish a separate list of the principal amount of Bonds drawn and in respect of which the related Certificates have not been so surrendered. Such notice shall specify the date fixed for redemption or exercise of any option, the redemption price and the manner in which redemption will be effected or the terms of the exercise of such option and, in the case of exercise of any option, the principal amount of Bonds drawn. In addition, the Principal Paying Agent shall send to each holder of the Bonds that are called in whole for redemption or exercise of any option, at its address shown in the Register, a copy of such notice together with details of such holder’s Bonds called for redemption or subject to any option and the extent of such redemption or the terms of the exercise of such option.

7.2	Triggering Event Offer Exercise Notices

7.2.1

If a Triggering Event occurs, the Issuer shall make an offer to repurchase all or, at the Bondholder’s option, any part (equal to US$200,000 or multiples of US$1,000 in excess thereof of each holder’s Bonds pursuant to the offer described below (the “Triggering Event Offer”), at a purchase price in cash equal to 101% of the principal amount of the Bonds repurchased plus accrued and unpaid interest, if any, on the principal amount of Bonds being repurchased to (but excluding) the date of purchase (the “Triggering Event Payment”).

7.2.2

Within 30 calendar days following a Triggering Event, the Issuer shall give written notice to holders and to the Trustee and to the Agents describing the transaction or transactions that constitute the Triggering Event and offering to repurchase the Bonds on the date specified in the notice, which date will be no earlier than 30 calendar days and no later than 60 calendar days from the date such notice is given (the “Triggering Event Payment Date”). stating:

(i)

that a Triggering Event Offer is being made pursuant to this Clause, including a description of the transaction or transactions that constitute the Triggering Event, and that all Bonds properly tendered pursuant to such Triggering Event Offer will be accepted for purchase by the Issuer at a purchase price in cash equal to 101% of the aggregate principal amount of such Bonds plus accrued and unpaid interest, if any, on such Bonds to the date of purchase;

(ii)	the Triggering Event Payment Date;

(iii)	that Bonds must be tendered in amounts of US$200,000 or multiples of US$1,000 in excess thereof, and any Bond not properly tendered will remain outstanding and continue to accrue interest;

(iv)

that, unless the Issuer defaults on the payment of the Triggering Event Payment, any Bond accepted for payment pursuant to the Triggering Event Offer will cease to accrue interest on and after the Triggering Event Payment Date;

(v)

that Bondholders electing to have any Bonds purchased pursuant to a Triggering Event Offer will be required to surrender such Bonds, with the Triggering Event Offer Exercise Notice (substantially in the form set out in Schedule 2 herein) completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Triggering Event Payment Date;

(vi)

that Bondholders shall be entitled to withdraw their tendered Bonds and their election to require the Issuer to purchase such Bonds; provided that the Paying Agent receives at the address specified in the notice, not later than the close of business on the 30th day following the date of the Triggering Event notice, a telegram, facsimile transmission or letter setting forth the name of the holder of the Bonds, the principal amount of Bonds tendered for purchase, and a statement that such holder is withdrawing its tendered Bonds and its election to have such Bonds purchased;

(vii)

that if a Bondholder is tendering less than all of its Bonds, such Bondholder will be issued new Bonds equal in principal amount to the unpurchased portion of the Bonds surrendered (the unpurchased portion of the Bonds must be equal to US$200,000 or an integral multiple of US$1,000 in excess thereof); and

(viii)	other instructions, as determined by the Issuer consistent with this Clause, that a Bondholder must follow.

7.2.3

The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Bondholder receives such notice. If (A) the notice is sent in a manner herein provided and (B) any Bondholder fails to receive such notice or a Bondholder receives such notice but it is defective, such Bondholder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Bonds as to all other Bondholders that properly received such notice without defect.

7.2.4	On the Triggering Event Payment Date, the Issuer will, to the extent lawful:

(i)	accept for payment all Bonds or portions of Bonds (of US$200,000 or integral multiples of US$1,000 in excess thereof) properly tendered pursuant to the Triggering Event Offer;

(ii)

deposit with the Paying Agent, on or prior to 11:00 a.m., New York City time, one Business Day prior to the Triggering Event Payment Date, an amount of cash in U.S. dollars equal to the Triggering Event Payment in respect of all Bonds or portions of Bonds properly tendered; and

(iii)

deliver or cause to be delivered to the Trustee the Bonds properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Bonds or portions of Bonds being purchased by the Issuer in accordance with the terms of this Clause.

7.2.5

The Paying Agent shall as soon as reasonably practicable mail, to each Bondholder who properly tendered Bonds, the purchase price for such Bonds properly tendered, and the Trustee shall as soon as reasonably practicable authenticate and mail (or cause to be transferred by book-entry) to each such Bondholder a new Bond equal in principal amount to any unpurchased portion of the Bonds surrendered, if any; provided that each new Bond will be in a principal amount of US$200,000 or a multiple of US$1,000 in excess thereof.

7.2.6

If the Triggering Event Payment Date is on or after the relevant Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Triggering Event Payment Date shall be paid on such Interest Payment Date to the Person in whose name a Bond is registered at the close of business on such Record Date.

7.2.7

The Issuer shall not be required to make a Triggering Event Offer upon a Triggering Event if a third party makes such an offer substantially in the manner, at the times and in compliance with the requirements for a Triggering Event Offer (and for at least the same purchase price payable in cash) and such third party purchases all Bonds properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults its offer, the Issuer will be required to make a Triggering Event Offer treating the date of such termination or default as though it were the date of the Triggering Event.

7.2.8

The Agent with whom a Certificate is deposited in a valid exercise of any Bondholder’s option pursuant to Condition 6(d) shall hold such Certificate on behalf of the depositing Bondholder (but shall not, save as provided below, release it) until the due date for redemption of, or exercise of the option relating to, the relevant Bond(s) consequent upon the exercise of such option, when, in the case of an option to redeem, and subject as provided below, it shall surrender any such Certificate to itself for payment of the amount due in accordance with the Conditions and shall cause the Registrar to pay such moneys in accordance with the directions of the Bondholder contained in the Triggering Event Offer Exercise Notice (substantially in the form set out in Schedule 2 herein). In the event of the exercise of any other option, each Agent shall take the steps required of it in the Conditions and Clause 10.

7.2.9

If any such Bond becomes immediately due and payable before the due date for its redemption or exercise of the option, or if upon due surrender of the Certificate representing a Bond payment of the amount due is improperly withheld or refused or exercise of the option is improperly denied, the Agent concerned shall mail the Certificate representing such Bond by uninsured post to, and at the risk of, the relevant Bondholder (unless the Bondholder otherwise requests and pays the costs of such insurance in advance to the relevant Agent) to such address as may have been given by the Bondholder in the Triggering Event Offer Exercise Notice or in another notice in writing to such Agent or where no address has been given, to the address appearing in the Register.

7.2.10

At the end of each period for the exercise of any such option, each Agent shall as soon as reasonably practicable notify the Principal Paying Agent of the principal amount of the Bonds in respect of which such option has been exercised with it together with the certificate numbers of the Certificates representing them and the Principal Paying Agent shall as soon as reasonably practicable notify such details to the Issuer and the Trustee. The Trustee and the Agents shall not be required to take any steps to ascertain whether a Triggering Event has occurred and shall not be responsible or liable to Bondholders, the Issuer or any other person for any loss arising from any failure to do so.

8	Cancellation, Destruction, Records and Reporting Requirements

8.1	Cancellation

All Certificates representing Bonds purchased by or on behalf of the Issuer shall be surrendered for cancellation to the Registrar and, upon surrender thereof, all such Bonds shall be cancelled forthwith by the Transfer Agent. Such Transfer Agent shall send to the Registrar the details required by such person for the purposes of this Clause 8 and the cancelled Certificates. Thereafter, the Registrar shall remove the relevant holders’ names from the Register. Any Certificates so surrendered for cancellation may not be reissued or resold and the obligations of the Issuer in respect of any such Bonds shall be discharged.

8.2	Cancellation by Issuer

If the Issuer or any of their respective Subsidiaries purchase any Bonds that are to be cancelled in accordance with the Conditions, the Issuer shall as soon as practicable notify the Registrar of the principal amount of those Bonds purchased by it or any of its Subsidiaries and shall procure their cancellation.

8.3	Certificate of Registrar

The Registrar shall, at the request of the Issuer, as soon as possible and in any event within one month after the date of any such redemption or purchase, send the Issuer and the Trustee a certificate stating (1) the aggregate principal amount of Bonds that have been redeemed and cancelled, and (2) the certificate numbers of the Certificates representing them.

8.4	Destruction

Unless otherwise instructed by the Issuer or unless, in the case of the Global Certificate, it is to be returned to its holder in accordance with its terms, the Registrar (or its designated agent) shall destroy the Certificates in its possession and shall send the Issuer and the Trustee a certificate giving the certificate numbers of such Certificates in numerical sequence.

8.5	Information from Issuer

The Registrar shall only be required to comply with its obligations under this Clause 8 in respect of Bonds surrendered for cancellation following a purchase of the same by the Issuer or by any of their respective Subsidiaries to the extent it has been informed by the Issuer of such purchases in accordance with Clause 8.2 above.

8.6	Records

The Registrar shall keep a full and complete record of the Certificates issued and of redemption, cancellation or surrender for replacement and of all replacement Certificates and the Registrar shall make its records available to the Issuer, the Trustee and the other Agents during normal business hours at its specified office.

9	Replacement Certificates

9.1	Replacement

The Issuer, Registrar or any Transfer Agent shall in accordance with the Conditions authenticate and deliver replacement Certificates which the Issuer may determine to issue or deliver in place of any Certificate which has been lost, stolen, mutilated, defaced or destroyed.

9.2	Conditions to Replacement

The Registrar will verify with the relevant Transfer Agent, in the case of an alleged lost, stolen, mutilated, defaced or destroyed Certificate in respect of which the identifying number is known, that the Bond in respect of which such Certificate is issued has not redeemed or purchased and cancelled (as contemplated in Clause 8.2) and the Registrar shall not deliver or cause to be delivered any replacement Certificate unless and until the applicant therefor shall have:

9.2.1	paid such fees, costs, taxes and/or duties as may be incurred in connection therewith and provided the Registrar with evidence satisfactory to the Registrar of payment of the same;

9.2.2

furnished the Registrar (directly or, if applicable, through the relevant Transfer Agent) with such evidence (including evidence as to the identifying number of the Certificate in question if known), security and indemnity and otherwise as the Registrar may require; and

9.2.3	surrendered to the Registrar (directly or, if applicable, through the relevant Transfer Agent) any mutilated or defaced Certificate to be replaced.

9.3	Cancellation

The Registrar shall cancel and, unless otherwise instructed in writing by the Issuer, destroy any mutilated or defaced Certificates replaced by it and shall send the Issuer, the Principal Paying Agent and the Trustee a certificate giving the information specified in Clause 8.4.

9.4	Notification

The Registrar shall, on issuing a replacement Certificate, as soon as reasonably practicable inform the other Agents, the Trustee, the Issuer of the certificate number of such replacement Certificate and of the one that it replaces.

9.5	Surrender after Replacement

If a Certificate that has been replaced is surrendered to a Paying Agent for payment, that Paying Agent shall as soon as reasonably practicable inform the Principal Paying Agent, who shall so in turn inform the Issuer, the Trustee and the Registrar.

10	Additional Duties of the Transfer Agents and Registrar

10.1	Additional Duties of the Transfer Agents

10.1.1

The Transfer Agents shall make available during normal business hours on any business day in the location of their specified offices forms of transfer notice and Triggering Event Offer Exercise Notice in respect of the Bonds, in each case in the form provided to them by the Issuer.

The Transfer Agent to which a form of transfer or a Triggering Event Offer Exercise Notice and a Certificate representing the Bonds to be transferred or redeemed is surrendered shall as soon as reasonably practicable notify the Registrar of (1) the name and address of the holder of the Bond(s) appearing on such Certificate, (2) the certificate number of such Certificate and principal amount of the Bond(s) represented by it, (3) (in the case of an exercise of an option by a Bondholder) the contents of the Triggering Event Offer Exercise Notice, (4) (in the case of a transfer of, or exercise of an option relating to, part only) the principal amount of the Bond(s) to be transferred or in respect of which such option is exercised, and (5) (in the case of a transfer) the name and address of the transferee to be entered on the Register and, subject to Clause 8.4, shall cancel such Certificate and forward it to the Registrar.

10.2	Additional Duties of the Registrar

The Registrar shall maintain a Register outside the United Kingdom in accordance with the Conditions, the Regulations and this Agreement. The Register shall show the number of issued Certificates, their principal amount, their date of issue and their certificate number (which shall be unique for each Certificate) and shall identify each Bond, record the name and address of its initial subscriber, all subsequent transfers, exercises of options and changes of ownership in respect of it, the names and addresses of its subsequent holders and the Certificate from time to time representing it. The Registrar shall at all reasonable times during normal business hours (and upon reasonable prior notice) on any business day in the location of its specified office make the Register available to the Issuer, the Principal Paying Agent, the Trustee and the Transfer Agents or any person authorised by any of them for inspection and for the taking of copies and the Registrar shall deliver to such persons all such lists of holders of the Bonds, their addresses and holdings as they may request.

11	Information and Regulations Concerning the Bonds

11.1	Each Agent will give to the other Agents such further information with regard to its activities hereunder as may be required by it for the proper performance of its duties.

11.2

The Issuer and the Registrar may, subject to the Conditions, from time to time with the prior written approval of the Trustee and (in the case of any Regulation proposed by the Issuer) the Registrar, promulgate regulations concerning the carrying out of transfers relating to the Bonds and the forms and evidence to be provided. All such transactions shall be made subject to the Regulations. The initial Regulations are set out in Schedule 1. The Registrar shall, at the expense of the Issuer, provide copies of the current Regulations to Bondholders by mail (free of charge to the holders) upon written request of any such Bondholders.

12	Documents and Forms

12.1	Principal Paying Agent

The Issuer shall provide to the Principal Paying Agent a sufficient quantity, for distribution among the relevant Agents as required by this Agreement or the Conditions, of all documents required under the Bonds to be available for issue or inspection during normal business hours (and the Transfer Agents shall make such documents available for collection or inspection to the Bondholders that are so entitled and carry out the other functions set out in Schedule 1).

12.2	Registrar

The Issuer shall provide the Registrar with enough blank Certificates (including Global Certificates) to meet the Transfer Agent’s and the Registrar’s anticipated requirements for Certificates upon the issue and transfer of the Bonds, for the purpose of issuing replacement Certificates.

12.3	Certificates held by Agents

Each Agent (1) acknowledges that all forms of Certificates delivered to and held by it pursuant to this Agreement shall be held by it as custodian only and it shall not be entitled to and shall not claim any lien or other security interest on such forms, (2) shall only use such forms in accordance with the Conditions and this Agreement, (3) shall maintain all such forms in safe custody, (4) shall take such security measures as may reasonably be necessary to prevent their theft, loss or destruction and (5) shall keep an inventory of all such forms and make it available to the Issuer, the Trustee and the other Agents at all reasonable times during normal business hours at its specified office.

13	Fees and Expenses

13.1	Fees

The Issuer shall pay to the Agents the fees and expenses in respect of their respective services as is separately agreed in writing by the Issuer with the Agents and the Issuer shall not concern itself with their apportionment of amounts paid to the Principal Paying Agent as between the Agents. At the request of the Agents, the parties to this Agreement may from time to time during the continuance of this Agreement review the fees and commissions agreed initially pursuant to the above clause with a view to determining whether the parties can mutually agree upon any changes to the fees and commissions.

13.2	Costs

The Issuer shall also pay within ten Business Days of receipt of a demand letter all out-of-pocket expenses (including but not limited to legal, advertising, communications and postage expenses) properly incurred by the Agents in connection with their services under this Agreement together with any applicable value added tax, sales, stamp, issue, registration, documentary or other taxes or duties, provided that receipts (or such other evidence of payment) in respect of such expenses are presented to the Issuer with the relevant demand.

13.3	Gross-up

In the event that any withholding or deduction on account of taxation is required by law in relation to any amount payable under this Clause 13 or under Clause 14.1, the Issuer shall pay such additional amounts as will result in receipt by the payee of such amounts as would have been received by it had no such withholding or deduction been required.

Notwithstanding any other provision under this Agreement, any amounts to be paid by or on behalf of the Issuer in respect of any amount payable under this Clause 13 or under Clause 14 will be paid net of any deduction or withholding imposed or required pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any Treasury regulations thereunder or official interpretations thereof) or an intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any legislation, regulations or official guidance implementing such an intergovernmental agreement) (any such withholding or deduction, a “FATCA Withholding”).

13.4	Fees not to be abated

The fees, commissions and expenses payable to the Agents for services rendered and the performance of its obligations under this Agreement shall not be abated by any remuneration or other amounts or profits receivable by the Agents (or to its knowledge by any of its associates) in connection with any transaction effected by the Agents.

14	Indemnity

14.1	Indemnity in favour of the Agents

The Issuer shall indemnify each Agent, its directors, officers, employees and agents (each an “indemnified party”) against all losses, liabilities, actions, proceedings, claims, demands, damages, costs or expenses (together “Losses”) (including, but not limited to, all costs, legal fees, charges and expenses (together “Expenses”) incurred in disputing or defending any Losses) which they may incur or which may be made against them in the negotiation, preparation and execution of this Agreement or the Bonds or as a result or in connection with its appointment or the exercise of their rights, powers, authorities or duties under this Agreement or the Bonds except to the extent that any Losses or Expenses result from their own gross negligence, fraud or wilful default. The indemnity set out in this Clause 14 and Clauses 13.2 and 13.3 shall survive the resignation or removal of any Agent or the termination or expiry of this Agreement.

15	General

15.1	No Agency or Trust

Each Agent shall act solely as an agent of the Issuer and/or the Trustee and only be obliged to perform the duties set out herein and no implied duties or obligations of any kind (including, without limitation, duties or obligations of fiduciary or equitable nature) shall be read into this Agreement. No Agent shall be under any fiduciary duty or other obligation towards or have any relationship of agency or trust for or with any person other than the Issuer and the Trustee or be responsible for or liable in respect of the legality, validity or enforceability of the Bonds, this Agreement or any Certificate or any act or omission of any other person (including, without limitation, any other Agent).

15.2	Holder to be treated as Owner

Except as otherwise required by the Conditions or instructed by the Issuer or as ordered by a court of competent jurisdiction or otherwise required by law and regardless of any notice of ownership, trust or any other interest therein, any writing on the Certificate relating to any Bond by any person (other than a duly executed form of transfer) or any notice of any previous loss or theft thereof, each Agent will treat a holder of the Bonds as its absolute owner for all purposes and will not be liable for doing so.

15.3	No Lien

No Agent shall exercise any lien, right of set-off or similar claim against any Bondholder in respect of moneys payable by it under this Agreement, nor shall any commission or expense be charged by it to any such person in respect thereof.

15.4	Taking of Advice

Each Agent may engage and consult, at the cost of the Issuer, on any matter with any legal or other professional adviser selected by it, who may at the discretion of such Agent be an employee of or adviser to the Issuer, and none of the Agents or their respective directors, officers, employees and duly appointed agents shall be liable in respect of anything done, or omitted to be done, relating to that matter in accordance with that adviser’s opinion.

15.5	Reliance on Documents etc.

Each Agent shall be protected and shall incur no Liability for or in respect of any action taken, omitted or suffered in reliance upon any telephone, facsimile, e-mail communication, written instruction or document which it believes to be genuine and is from a person purporting to be (and whom the Agent believes in good faith to be) the authorised representative of the Issuer as sufficient instructions and authority of the Issuer for the Agent to act. The Agents shall be under no duty to inquire into or investigate the validity, accuracy or content of any such communication, instruction or document.

15.6	Other relationships

Each Agent and any of their respective officers, directors, employees and agents and any other person, whether or not acting for itself, may become the owner of, and/or acquire, hold or dispose of any Bond or other security (or any interest therein) of the Issuer or any other person, may engage or be interested in any financial or other transaction with the Issuer or any other person and may act on, or as depositary, trustee or agent for, any committee or body of holders of the Bonds or any other securities of any such person in each case with the same rights as it would have had if that Agent were not an Agent without regard to the interests of the Issuer and shall not in any way be liable to account for any profit, share brokerage, commission, remuneration or other amount or benefit made or received thereby or in connection therewith.

15.7	List of Authorised Persons

The Issuer shall provide the Trustee and the Principal Paying Agent for (itself and for delivery to each other Agent) with a copy of the certified list of persons each of whom will be a director or authorised person and authorised to take action on behalf of the Issuer, as the case may be, in connection with this Agreement and shall notify the Trustee, the Principal Paying Agent and each other Agent as soon as reasonably practicable in writing if any of such persons ceases to be so authorised or if any additional person becomes so authorised. Unless and until notified of any such change, each Agent and the Trustee may rely on the certificate(s) most recently delivered to it and all instructions given in accordance with such certificate(s) shall be binding on the Issuer.

15.8	Not to expend or risk its own funds

No provision of this Agreement shall require any Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in exercise of any of its rights or powers and any such decision shall be at such Agent’s sole discretion.

15.9	Not liable for any failure or delay

The liability of the Agent under Clause 15.21 will not extend to any Liabilities arising through any acts, events or circumstances not within its control, or resulting from the general risks of investment in or the holding of assets in any jurisdiction, including, but not limited to, Liabilities arising from nationalisation, expropriation or other governmental actions; any law, order or regulation of a governmental, supranational or regulatory body; regulation of the banking or securities industry including changes in market rules or practice, currency restrictions, devaluations or fluctuations; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; pandemics, natural disasters or Acts of God; war, terrorism, insurrection or revolution; and strikes or industrial action. Notwithstanding anything to the contrary in this Agreement, no Agent shall in any event be liable for any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any circumstances beyond the control of such Agent, including without limitation, any existing or future law or regulation, any existing or future act of governmental authority, Act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system.

15.10	Appointment of attorney, contractor, professional adviser, etc.

Each Agent may appoint any person as attorney, contractor, professional adviser, officer, agent, delegate or otherwise (if any), and delegate to any such person its powers, duties and obligations, as may be necessary for it to carry out any of its obligations under this Agreement. Subject to such Agent (as the case may be) having acted with all due care in selecting and appointing such person (each person appointed as contemplated in this Clause 15.10 being an “Appointee”), such Agent shall not have any obligation to monitor or supervise such Appointee or be responsible for any loss, liability, cost, claim, action, demand or expense whatsoever incurred by reason of the Appointee’s acts, omissions, misconduct, negligence, fraud, default or otherwise.

15.11	Information, opinion, certificate, etc.

The Issuer shall give or procure to be properly given to each Agent such information, opinion, certificate and evidence as it may request which is necessary for or would facilitate the performance of its obligations under this Agreement and the Bonds and in such format as it shall require. No Agent shall be under any duty to inquire into or investigate the validity, accuracy or content of any such information, opinion, certificate or evidence.

15.12	Not liable for special, punitive, indirect or consequential loss or damage

Notwithstanding any other term or provision of this Agreement to the contrary, under no circumstances will any of the Agents be liable for any special, punitive, indirect or consequential loss or damage (including without limitation loss of business, goodwill, opportunity, profit, reputation or anticipated saving) of any kind whatsoever, whether arising directly or indirectly and whether or not foreseeable, even if it is actually aware or has been advised of the possibility of such loss or damage and regardless of whether the claim for loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary duty or otherwise. This Clause 15.12 shall survive the termination or expiry of this Agreement or the resignation or removal of any of the Agents.

15.13	Written instruction

Notwithstanding anything to the contrary contained in this Agreement, none of the Agents shall be obliged to act or refrain from acting in accordance with any instruction, direction or request delivered to it by the Issuer, as the case may be, unless such instruction, direction or request is delivered in writing.

15.14	Anti-money laundering and terrorism

In connection with DB Group’s commitment to comply with all applicable sanctions regimes, each Agent and any affiliate or subsidiary of DEUTSCHE BANK AKTIENGESELLSCHAFT may take any action in its sole and absolute discretion that it considers appropriate to comply with any law, regulation, request of a public or regulatory authority, any agreement between any member of the DB Group and any government authority or any DB Group policy that relates to the prevention of fraud, money laundering, terrorism, tax evasion, evasion of economic or trade sanctions or other criminal activities (collectively, the “Relevant Requirements”). Such action may include, but is not limited to (i) screening, intercepting and investigating any transaction, instruction or communication, including the source of, or intended recipient of, funds, (ii) delaying or preventing the processing of instructions or transactions or the Agent’s performance of its obligations under this Agreement, (iii) the blocking of any payment or (iv) requiring the Issuer to enter into a financial crime compliance representations letter from time to time in a form and substance acceptable to the DB Group. Where possible and permitted, the Agent will endeavour to notify the Issuer of the existence of such circumstances. To the extent permissible by law, neither the Agent nor any member of the DB Group will be liable for loss (whether direct or consequential and including, without limitation, loss of profit or interest) or damage suffered by any party arising out of, or caused in whole or in part by, any actions that are taken by the Agents or any other member of the DB Group to comply with any Relevant Requirement. In this Clause 15.14, “DB Group” means DEUTSCHE BANK AKTIENGESELLSCHAFT together with its subsidiary undertakings from time to time.

15.15	Not responsible for listing obligations

Nothing in this Agreement shall require any Agents to assume any obligation of the Issuer arising under any provision of the listing, prospectus, disclosure or transparency rules (or equivalent rules of any other applicable competent authority).

15.16	Not responsible for other parties’ default

In the case of any default by the Issuer or the Trustee of its obligations under this Agreement or in relation to the Bonds, none of the Agents shall have any duty or responsibility in relation to the performance of the Issuer’s or the Trustee’s obligations herein or therein.

15.17	Compliance

Notwithstanding any other term or provision of this Agreement to the contrary, each Agent shall be entitled to take any action or to refuse to take any action which such Agent regards as necessary for it to comply with any order of a court with competent jurisdiction, or any Applicable Law, regulation or fiscal requirement, or the rules and operating procedures or market practice of any relevant stock exchange or other market or clearing system.

15.18	Issuer to pay stamp and registration tax

The Issuer agrees to pay any and all stamp, registration and other documentary taxes, duties, assessments or government charges (including any interest and penalties thereon or in connection therewith) which may be payable in connection with the execution, delivery, performance and enforcement of this Agreement.

15.19	Withholdings

Notwithstanding any other provision of this Agreement, each Agent shall be entitled to make a deduction or withholding from any payment which it makes under this Agreement for or on account of any present or future taxes, duties, assessments or government charges if and to the extent so required by Applicable Law, in which event the Agent shall make such payment after such withholding or deduction has been made and shall account to the relevant Authority for the amount so withheld or deducted or, at its option, shall reasonably promptly after making such payment return to the Issuer the amount so deducted or withheld, in which case, the Issuer shall so account to the relevant Authority for such amount.

15.20	Withholdings Notice

If the Issuer or any Agent is, in respect of any payment in respect of the Bonds, required to withhold or deduct any amount for or on account of any taxes, duties, assessments or governmental charges, the Issuer shall give written notice of that fact to each Agent as soon as the Issuer becomes aware of the requirement to make the withholding or deduction and shall give to each Agent such information as such Agent shall require to enable it to assess and comply with the requirement. Until such time, the Issuer confirms that all payments made by or on behalf of the Issuer shall be made free and clear of and without withholding or deduction of any such amounts.

Notwithstanding any other provision of this Agreement, the Issuer shall indemnify each Agent against any liability or loss howsoever incurred in connection with the Issuer’s obligation to withhold or deduct an amount on account of tax including, without limitation, FATCA.

15.21	Not Liable for Actions

(a) Each Agent shall only be liable to the Issuer and/or the Trustee for losses, liabilities, costs, expenses and demands arising directly from the performance of its obligations owed to the Issuer or, as the case may be, the Trustee under this Agreement suffered by or occasioned to the Issuer and/or the Trustee (“Claims and Liabilities”) to the extent that a court of competent jurisdiction in a final order, judgment or decree has determined that such Agent has been grossly negligent, fraudulent or is guilty of wilful default in respect of its obligations owed to the Issuer under this Agreement. No Agent shall otherwise be liable or responsible for any Claims and Liabilities or inconvenience which may result from anything done or omitted to be done by it in connection with this Agreement. For the avoidance of doubt, the failure of any Agent (i) to make a claim for payment of interest and principal on the Issuer or (ii) to inform any other paying agent or clearing system of a failure on the part of the Issuer to meet any such claim or to make a payment by the stipulated date, shall not be deemed to constitute gross negligence, fraud or wilful default on the part of such Agent.

(b) Claims and Liabilities shall be limited to the amount of the Issuer’s and/or the Trustee’s actual loss. Such actual loss shall be determined (a) as at the date of default of such Agent or, if later, the date on which the loss arises as a result of such default and (b) without reference to any special conditions or circumstances known to such Agent at the time of entering into the Agency Agreement, or at the time of accepting any relevant instructions, which increase the amount of the loss.

15.22	No other regulated activities

Nothing in this Agreement shall require the Agents to carry on an activity of the kind specified by any provision of Part 1 of Schedule 5 of the Securities and Futures Ordinance (Cap. 571) of the Laws of Hong Kong, or to lend money to the Issuer.

15.23	Information Covenant

The Issuer and each Agent shall, within ten Hong Kong business days of a written request by another party, supply to that other party such forms, documentation and other information relating to it, its operations, or the Bonds as that other party reasonably requests for the purposes of that other party’s compliance with Applicable Law and shall notify the relevant other party reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by such other party is inaccurate in any material respect; provided, however, that no party shall be required to provide any forms, documentation or other information pursuant to this clause to the extent that (i) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such party and cannot be obtained by such party within the prescribed time frame using reasonable efforts; or (ii) doing so would or might in the reasonable opinion of such party constitute a breach of any: (a) Applicable Law; (b) fiduciary duty; or (c) duty of confidentiality.

16	Changes in Agents

16.1	Appointment and Termination

The Issuer may at any time with the prior written approval of the Trustee vary or terminate the appointment of the Principal Paying Agent, the Registrar, any Transfer Agent or any of the other Agents and to appoint additional or other Agents, provided that the Issuer shall at all times maintain (i) a Principal Paying Agent, (ii) a Registrar and (iii) a Transfer Agent, in each case as approved by the Trustee.

Notice of any such termination or appointment or any change of any specified office shall promptly be given by the Issuer to the Bondholders.

16.2	Resignation

Any Agent may resign its appointment at any time by giving the Issuer and the Principal Paying Agent at least 45 days’ notice to that effect, which notice shall expire at least 30 days before or after any due date for payment of any Bonds, without assigning any reason and without being responsible for any costs, charges and expenses occasioned by such retirement. The Issuer hereby agrees that in the event of any Agent giving notice under this Clause 16.2, it will procure a new Agent to be appointed and if the Issuer has not procured the appointment of a new Agent by the day falling 10 days prior to the expiry of such written notice, the resigning Agent shall be entitled to (a) appoint its replacement, which shall be a bank of international reputation with experience of performing such a role (but only if the Trustee approves such selection) or (ii) petition any court of competent jurisdiction for its resignation, in each case at the cost of the Issuer. If such petition is granted, the relevant Agent shall notify the Issuer and the Trustee and (if it is not itself the Principal Paying Agent, the Principal Paying Agent) in writing of its resignation.

16.3	Condition to Resignation or Termination

No resignation or (subject to Clause 16.5) termination of the appointment of the Principal Paying Agent, the Registrar or the Transfer Agent shall, however, take effect until a new Principal Paying Agent, Registrar or Transfer Agent, as the case may be, (which shall be a bank or trust company) has been appointed and no resignation or termination of the appointment of an Agent shall take effect if there would not then be such Agents as are required by Condition 7(d).

16.4	Change of Office

If an Agent changes the address of its specified office in a city it shall give the Issuer, the Trustee and the Principal Paying Agent at least 10 days’ notice of the change, giving the new address and the date on which the change takes effect.

16.5	Automatic Termination

The appointment of any Agent shall forthwith terminate if the Agent becomes incapable of acting, is adjudged bankrupt or insolvent, files a voluntary petition in bankruptcy, makes an assignment for the benefit of its creditors, consents to the appointment of a receiver, administrator or other similar official of all or a substantial part of its property or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof, or if a resolution is passed or an order made for the winding up or dissolution of the Agent, a receiver, administrator or other similar official of the Agent or all or a substantial part of its property is appointed, a court order is entered approving a petition filed by or against it under applicable bankruptcy or insolvency law or a public officer takes charge or control of the Agent or its property or affairs for the purpose of rehabilitation, conservation or liquidation.

16.6	Delivery of Records

If an Agent resigns or its appointment is terminated, it shall on the date the resignation or termination takes effect pay to the successor Agent any amount held by it for payment of the Bonds (if any) and deliver (at the expense of the Issuer) to the successor Agent the records kept by it (if any) and all Certificates (if any) held by it pursuant to this Agreement.

16.7	Successor Corporations

Any legal entity into which any Agent or the Trustee is merged or converted, or any corporation with which the Agent or the Trustee may be consolidated, or any legal entity resulting from any merger or conversion or consolidation to which such Agent or (as the case may be) the Trustee is a party shall, or any corporation to which the Agent shall sell or otherwise transfer all or substantially all of its assets shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by applicable law, be the successor to such Agent without the execution or filing of any paper or any further act on the part of the parties to this Agreement or any further formality, whereupon the Issuer, the other Agents, the Trustee (if applicable) and such successor shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement. Notice of any such merger, consolidation, transfer or conversion shall forthwith be given by such successor to the Issuer, the other Agents and the Trustee (if applicable).

17	Communications

17.1	Notices

Any communication other than any communication which is an instruction to make a payment (which shall only be by letter) shall be by letter, fax or email:

in the case of the Issuer, to it at:

New Oriental Education & Technology Group Inc.

No. 6 Hai Dian Zhong Street

Haidian District, Beijing 100080

People’s Republic of China

Fax no.:    +(86 10) 6260-5511

Attention: Zhihui Yang, Chief Financial Officer

Email:      ***

in the case of the Trustee, to it at:

DB Trustees (Hong Kong) Limited

Level 52 International Commerce Centre 1

Austin Road West

Kowloon

Hong Kong

Fax no.:    +852 2203 7320

Attention: The Directors

and in the case of the Principal Paying Agent, the Registrar, the Transfer Agent and any of the other Agents, to it at:

Deutsche Bank AG, Hong Kong Branch

Level 52 International Commerce Centre

Austin Road WestKowloonHong Kong

Fax no.:     +852 2203 7320

Attention: Corporate Trust

or any other address of which written notice has been given to the parties in accordance with this Clause 17.1. Such communications will take effect, in the case of a letter, when delivered, and in the case of a fax, upon receipt by the sender of the relevant fax of a transmission confirmation. Any communication which is received (or deemed to take effect in accordance with the foregoing) after 4.00 p.m. (in the city of the addressee) on any particular day or on a day on which commercial banks and foreign exchange markets do not settle payments in the city of the addressee shall be deemed to have been received and shall take effect from 10.00 a.m. on the next following day on which commercial banks and foreign exchange markets settle payments in the city of the addressee or on the next Business Day. Any communication delivered to any party under this Agreement which is to be sent by fax will be written legal evidence.

17.2	Notices through Principal Paying Agent

All communications relating to this Agreement and/or the Bonds between (1) the Issuer and/or the Trustee and (2) any of the Agents or between the Agents themselves shall be made (except where otherwise expressly provided) through the Principal Paying Agent.

17.3	Not liable for any operational incident

The Internet cannot guarantee the integrity and safety of transferred data nor the delay in which they will be processed. None of the Agents shall therefore be liable for any operational incident and its consequences arising from the use of Internet.

17.4	All communications in English

All communications, documents, notices, certificates etc. provided to the parties under this Agency Agreement or in relation to the Bonds will be in English.

17.5	Publication

At the request and cost of the Issuer, the Principal Paying Agent shall arrange for the publication of all notices to Bondholders. Notices to Bondholders shall be published in accordance with the Conditions having previously, unless the Trustee otherwise agrees, been approved by the Trustee.

17.6	Copies to the Trustee

The Issuer shall promptly send to the Trustee two copies of the form of every notice to be given to Bondholders for approval. The Principal Paying Agent shall promptly send to the Trustee two copies of every such notice once published.

17.7	Notices from Holders

Each of the Principal Paying Agent and the Registrar shall promptly forward to the Issuer any notice received by it from a holder which is addressed to the Issuer.

18	Modification

This Agreement may be amended or modified by all parties to this Agreement in writing.

19	Governing Law and Jurisdiction

19.1	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

19.2	Jurisdiction

The courts of Hong Kong are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and accordingly any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”) may be brought in such courts. The Issuer irrevocably submits to the jurisdiction of such courts and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum.

20	Termination

This Agreement shall terminate forthwith upon all sums due and payable under the Bonds being paid in full to the Bondholders.

21	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Schedule 1

Regulations Concerning the Transfer and Registration of the Bonds

1	Each Certificate shall represent an integral number of the Bonds.

2

Unless otherwise requested by him and agreed by the Issuer and save as provided in the Conditions, each holder of more than one Bond shall be entitled to receive only one Certificate in respect of his holding.

3

Unless otherwise requested by them and agreed by the Issuer and save as provided in the Conditions, the joint holders of one or more Bonds shall be entitled to receive only one Certificate in respect of their joint holding which shall, except where they otherwise direct, be delivered to the joint holder whose name appears first in the register of the holders of Bonds in respect of the joint holding. All references to “holder,” “transferor” and “transferee” shall include joint holders, transferors and transferees.

4

The executors or administrators of a deceased holder of Bonds (not being one of several joint holders) and, in the case of the death of one or more of joint holders, the survivor or survivors of such joint holders shall be the only persons recognised by the Issuer as having any title to such Bonds.

5

Any person becoming entitled to Bonds in consequence of the death or bankruptcy of the holder of such Bonds may, upon producing such evidence that he holds the position in respect of which he proposes to act under this paragraph or of his title as the Transfer Agent or the Registrar shall require (including legal opinions), be registered himself as the holder of such Bonds or, subject to the preceding paragraphs as to transfer, may transfer such Bonds. The Issuer, the Transfer Agents and the Registrar may retain any amount payable upon the Bonds to which any person is so entitled until such person shall be so registered or shall duly transfer the Bonds.

6

Upon the surrender of a Certificate representing any Bonds to be transferred or in respect of which an option is to be exercised or any other Bondholders’ right to be demanded or exercised, the Transfer Agent or the Registrar to whom such Bond is surrendered shall request reasonable evidence as to the identity of the person (the “Surrendering Party”) who has executed the form of transfer on the Certificate or other accompanying notice or documentation, as the case may be, if such signature does not conform to any list of duly authorised specimen signatures supplied by the registered holder. If the signature corresponds with the name of the registered holder, such evidence may take the form of a certifying signature by a notary public or a recognised bank. If the Surrendering Party is not the registered holder or is not one of the persons included on any list of duly authorised persons supplied by the registered holder, the Transfer Agent or Registrar shall require reasonable evidence (which may include legal opinions) of the authority of the Surrendering Party to act on behalf of, or in substitution for, the registered holder in relation to such Bonds.

Schedule 2

Form of Triggering Event Offer Exercise Notice

New Oriental Education & Technology Group Inc.

U.S.$ 300,000,000 2.125 per cent. Bonds due 2025 (the “Bonds”)

By depositing this duly completed Notice with any Transfer Agent for the Bonds described above (the “Bonds”) the undersigned holder of such Bonds as are represented by the Certificate that is surrendered with this Notice and referred to below irrevocably exercises its option to have such Bonds, or the principal amount of Bonds specified below redeemed on [•] under Condition 6(d) of the Bonds. Capitalised terms used in this Notice shall have the same meanings as those defined in the Terms and Conditions of the Bonds unless the context otherwise requires.

This Notice relates to Bonds in the aggregate principal amount of U.S.$300,000,000, bearing the following certificate numbers.

If the Certificate representing the Bonds to which this Notice relates is to be returned, or, in the case of a partial exercise of an option in respect of a single holding of Bonds, a new Certificate representing the balance of such holding in respect of which no option has been exercised is to be issued, to their holder, it should be returned by post to: [•]

Payment Instructions

Please make payment in respect of the above Bonds as follows:

*(a)	by transfer to the registered account of the holder appearing in the Register.

*(b)	by transfer to the following U.S. dollar account in [•]:

Bank:	[•]

Branch Address:	[•]

Branch Code:	[•]

Account Number:	[•]

Account Name:	[•]

*(c)	by US dollar cheque drawn on a bank in [•] and mailed to the address of the holder appearing in the

Register.

*Delete as appropriate

Signature of [holder]*

Certifying signature (2)

Signature of [holder]*

[To be completed by recipient Transfer Agent]

Received by:

[Signature of Transfer Agent]

At its office at:	Deutsche Bank AG, Hong Kong Branch
Level 52 International Commerce Centre
1 Austin Road West
Kowloon
Hong Kong

On: [•]

Notwithstanding the deposit of any Bonds with the Agent, the Agent acts solely as an agent of the Issuer and/or the Trustee and will not assume any obligation or responsibility towards or relationship of agency or trust for or with any of the owners or holders of the Bonds or any other third party.

Notes:

1

The Agency Agreement provides that Certificates so returned or Certificates issued will be sent by post, uninsured and at the risk of the Bondholder, unless the Bondholder otherwise requests and pays the costs of such insurance in advance to the relevant Agent. This section need only be completed if the Certificate is not to be forwarded to the Registered Address.

2

The signature of any person relating to any Bonds shall conform to a list of duly authorised specimen signatures supplied by the holder of such Bonds or (if such signature corresponds with the name as it appears on the face of the Certificate) be certified by a notary public or a recognised bank or be supported by such other evidence as a Transfer Agent may require. A representative of the holder should state the capacity in which he signs.

3	This Triggering Event Offer Exercise Notice is not valid unless all of the paragraphs requiring completion are duly completed.

The Agent with whom the above Certificates are deposited shall not in any circumstances be liable to the depositing Bondholder or any other person for any loss or damage arising from any act, default or omission of such Agent in relation to the Certificates or any of them unless such loss or damage was caused by the fraud, wilful default or gross negligence of such Agent.

This Agreement has been entered into on the date stated at the beginning.

NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.

By:	/s/ Zhihui Yang
Name: Zhihui Yang
Title: Chief Financial Officer

[Signature Page — Agency Agreement]

DB TRUSTEES (HONG KONG) LIMITED

as Trustee

By:	/s/ WANG Yaohui / /s/ Christina Nip
Name:	WANG Yaohui / Christina Nip
Title:	Authorised Signatory / Authorised Signatory

[Signature Page — Agency Agreement]

DEUTSCHE BANK AG, HONG KONG BRANCH

as Principal Paying Agent, Registrar and Transfer Agent

By:	/s/ WANG Yaohui / /s/ Christina Nip
Name:	WANG Yaohui / Christina Nip
Title:	Authorised Signatory / Authorised Signatory

[Signature Page — Agency Agreement]